FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES A DIRECTOR RETIREMENT AND THE ELECTION OF A NEW INDEPENDENT DIRECTOR

THE WOODLANDS, TX – August 1, 2018 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the "Company”) today announced the retirement of Maarten Hemsley from the Board of Directors, and the election of a new Director, Thomas M. White. Mr. White was also appointed to the Board’s Audit, Compensation, and Corporate Governance & Nominating Committees.

Mr. White has over 35 years of experience in financial and operational management positions. Mr. White is currently the Executive Chairman of Cardinal Logistics Management Corporation, a nationwide provider of dedicated transportation and logistics services. From 2007 to 2014 he was an operating partner with Apollo Global Management where he held leadership and Board positions with several portfolio companies. From 2002 to 2007 Mr. White was the CFO, SVP and Treasurer for Hub Group, Inc., a North American freight transportation company. Previously he was a senior partner with Arthur Andersen. In addition to his position as Executive Board Chairman of Cardinal Logistics, Mr. White currently sits on the board of Reddy Ice, Inc. and JPW Holdings GP LLC. Mr. White has previously served on the boards of CEVA Logistics, plc., Landauer, Inc., Evertec, Inc., FTD Group, Inc. and Quality Distribution, Inc.

In a joint statement, Sterling’s Board Chairman, Milton Scott, and Chief Executive Officer, Joe Cutillo, stated, “We’d like to thank Maarten Hemsley for his decades of service to Sterling Construction. Maarten has been a director of the Company since 1998. Sterling has benefited greatly from Maarten’s steadfast loyalty and valuable insights through our Company’s challenging and prosperous times alike, and we wish him all the best as he moves forward in this next phase of his exceptional career. At the same time, we are very pleased to welcome Tom White to our Board. Tom is a highly-accomplished individual with a deep background in accounting, finance, operations and strategy, along with senior management, leadership and Board experience. We look forward to working with him and capitalizing on his team insight, seasoned experience and independent voice on our Board for the benefit of our employees, customers and shareholders.”

Sterling is a construction company that specializes in heavy civil construction and residential concrete projects primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Our heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Our residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620